EXHIBIT 10.8

2025 STOCK REPURCHASE PLAN

VERI MEDTECH HOLDINGS, INC.

JUNE 27, 2025

Stock Repurchase Program:  The 2025 Program authorizes the Company to repurchase up to 1,000,000 shares of its VRHI common stock on the open market, in privately negotiated transactions or otherwise at the Company’s sole discretion.  The 2025 Program may be altered, suspended, or terminated at any time based on various factors including but not limited to market conditions, share price, alternative investment opportunities. The 2025 Program does not obligate or mandate the Company to make any stock purchases of any specific amount, supersedes any other program(s) and continues until terminated.